Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-190918) and the Registration Statements on Form F-3 (Nos. 333-204728 and 333-205489) of our report dated December 18, 2015, relating to the financial statements of CIHRUS LLC for the year ended December 31, 2014, included as Exhibit 99.1 to this Report of a Foreign Private Issuer on Form 6-K of QIWI plc, and our report dated December 18, 2015, relating to the financial statements of Attenium LLC for the year ended December 31, 2014, included as Exhibit 99.2 to this Report of a Foreign Private Issuer on Form 6-K of QIWI plc.

/s/ Ernst & Young LLC

Moscow, Russia

December 22, 2015